Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 1999, except for the first paragraph of Note 2, which is as of February 25, 1999, relating to the financial statements and financial statement schedule, which appears in Viacom Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference in this Registration Statement of our report dated June 28, 1999, relating to the financial statements, which appears in the Annual Report of Viacom Investment Plan on Form 11-K for the year ended December 31, 1998.

PricewaterhouseCoopers LLP
New York, New York
December 29, 1999